Exhibit (g)(1)

FORM OF

INVESTMENT ADVISORY AGREEMENT

BETWEEN

STEADFAST ALCENTRA GLOBAL CREDIT FUND

AND

STEADFAST INVESTMENT ADVISER

This Investment Advisory Agreement (this “Agreement”) is made as of _________, 2016, by and between STEADFAST ALCENTRA GLOBAL CREDIT FUND, a Delaware statutory trust (the “Fund”), and STEADFAST INVESTMENT ADVISER LLC, a Delaware limited liability company (the “Adviser”), effective as of the date that the Minimum Offering Requirement, as defined in the Registration Statement, is satisfied.

WHEREAS, the Fund is a newly organized Delaware statutory trust that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company;

WHEREAS, the Adviser is a newly organized investment adviser that intends to register as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund desires to retain the Adviser to furnish investment advisory services to the Fund necessary for the operation of the Fund on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Fund and the Adviser hereby agree as follows:

INVESTMENT ADVISORY SERVICES

1.	Investment Advisory Duties of the Adviser.

(a)          Retention of Adviser. The Fund hereby appoints the Adviser to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the board of trustees of the Fund (the “Board of Trustees”), for the period and upon the terms herein set forth, in accordance with:

(i)          the investment objective, policies and restrictions that are set forth in the Fund’s Registration Statement on Form N-2 as declared effective by the Securities and Exchange Commission (the “SEC”), as supplemented, amended or superseded from time to time (the “Registration Statement”);

(ii)         during the term of this Agreement, all other applicable federal and state laws, rules and regulations, and the Fund’s declaration of trust (the “Declaration of Trust”) and bylaws (the “Bylaws”), in each case as may be amended from time to time;

(iii)        such investment policies, directives and regulatory restrictions as the Fund may from time to time establish or issue and communicate to the Adviser in writing; and

(iv)        the Fund’s compliance policies and procedures as applicable to the Adviser and as administered by the Fund’s chief compliance officer.

(b)          Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)          determine the composition and allocation of the Fund’s investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(ii)         establish and maintain criteria to identify, evaluate and negotiate the structure of the Fund’s investments;

(iii)        arrange financings and borrowing facilities for investment purposes for the Fund;

(iv)        perform due diligence on prospective investments;

(v)         execute, close, service and monitor the Fund’s investments;

(vi)        determine the securities and other assets that the Fund shall purchase, retain or sell; and

(vii)       provide the Fund with such other investment advisory, research and related services as necessary to perform its role as an investment adviser to the Fund or as the Fund may, from time to time, reasonably request or require for the investment of its funds.

(c)          Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Fund hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority to act on behalf of the Fund to effectuate investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund determines to acquire debt financing, the Adviser shall use commercially reasonable efforts to arrange or assist in arranging for such financing on the Fund’s behalf, subject to the oversight and approval of the Board of Trustees. If it is necessary for the Adviser to make investments on behalf of the Fund through a special purpose vehicle, the Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make investments through such special purpose vehicle in accordance with applicable law. The Fund also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement.

(d)          Acceptance of Appointment. The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e)          Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements (each a “Sub-Advisory Agreement”) with other investment advisers (each a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and/or the Fund with the scope of such services and oversight to be set forth in each Sub-Advisory Agreement.

(i)           The Adviser and not the Fund shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Fund to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses payable to the Adviser under this Agreement.

(ii)         Any Sub-Advisory Agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act and the Advisers Act, including without limitation, the requirements of the 1940 Act relating to Board of Trustees and Fund shareholder approval thereunder, and other applicable federal and state law.

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(iii)        Any Sub-Adviser shall be subject to the same fiduciary duties as are imposed on the Adviser pursuant to this Agreement, the 1940 Act and the Advisers Act, as well as other applicable federal and state law, taking into account any limitations of the scope of responsibilities of such Sub-Adviser.

(f)          Record Retention. Subject to review by, and the overall control of, the Board of Trustees, the Adviser shall maintain and keep all books, accounts and other records of the Adviser that relate to investment advisory activities performed by the Adviser hereunder as required under the 1940 Act and the Advisers Act. The Adviser shall at all reasonable times have access to the books and records of the Fund. The Adviser agrees that all records that it maintains and keeps for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Fund upon the termination of this Agreement or otherwise on written request by the Fund. The Adviser further agrees that the records that it maintains and keeps for the Fund shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law. The Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Adviser or the Fund.

2.	Expenses Payable by the Fund.

(a)          Adviser Personnel. All investment personnel of the Adviser, when and to the extent engaged in providing investment advisory services and managerial assistance hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Fund.

(b)          Costs. Subject to the limitations on expense reimbursement of the Adviser as set forth in this Section 2(b), the Fund, either directly or through reimbursement to the Adviser, shall bear all costs and expenses of its operations and its investment transactions, including without limitation, expenses relating to:

(i)           organization and offering expenses of the Fund (for purposes of this Agreement, such expenses, exclusive of commissions, the dealer manager fee, distribution fees and any discounts, are hereinafter referred to as “Organization and Offering Expenses”);

(ii)         corporate and organizational expenses relating to borrowings and offerings of the Fund’s shares of beneficial interest (“Shares”) and other securities and incurrences of any indebtedness, subject to limitations included in this Agreement;

(iii)        the cost of calculating the Fund’s net asset value, including the cost of any third-party valuation services;

(iv)        the cost of effecting sales and repurchases of the Shares and other securities;

(v)         investment advisory fees of the Adviser;

(vi)        fees payable to third parties relating to, or associated with, making, monitoring and disposing of investments and valuing investments and enforcing contractual rights, including fees and expenses associated with performing due diligence reviews of prospective investments;

(vii)       research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data);

(viii)      transfer agent and custodial fees;

(ix)         fees and expenses associated with the Fund’s marketing efforts;

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(x)          interest payable on debt, if any, incurred to finance the Fund’s investments;

(xi)         federal and state registration fees;

(xii)        federal, state and local taxes;

(xiii)       the fees and expenses of any member of the Board of Trustees who is not an interested person (as defined in the 1940 Act) of the Adviser or the Sub-Adviser;

(xiv)      costs of proxy statements, shareholders’ reports and notices;

(xv)       fidelity bond, trustees and officers/errors and omissions liability insurance and other insurance premiums;

(xvi)      direct costs such as printing, mailing, long distance telephone and staff costs;

(xvii)     fees and expenses associated with independent audits, internal audit and outside legal costs;

(xviii)    costs associated with the Fund’s reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws;

(xix)       brokerage commissions for the Fund’s investments;

(xx)        and all other fees and expenses incurred by the Adviser or the Fund in connection with administering the Fund’s business, including all fees and expenses incurred by the Adviser in performing its obligations under this Agreement and the reimbursement of the allocable portion of the compensation of the Fund’s chief financial officer, chief compliance officer and administrative support, to the extent they are not controlling persons of the Adviser or any of its affiliates, subject to the limitations included in this Agreement.

Notwithstanding the foregoing, the Fund shall not be liable for Organization and Offering Expenses to the extent that Organization and Offering Expenses, together with all prior Organization and Offering Expenses, exceed 1.0% of the aggregate gross proceeds from the offering of Shares.

(c)          Reimbursement. Expenses incurred by the Adviser on behalf of the Fund and payable pursuant to this section shall be reimbursed by the Fund for its expenses incurred in accordance with this Section 2 promptly following its request therefor, but in no event later than 30 business days following such request. The Adviser shall prepare a statement documenting the expenses of the Fund and the calculation of the reimbursement and shall deliver such statement to the Fund prior to full reimbursement.

3.	Compensation of the Adviser.

The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the investment advisory services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. Any of the fees payable to the Adviser under this Section 3 for any partial month or calendar quarter shall be appropriately prorated. The fees payable to the Adviser as set forth in this Agreement shall be calculated using a detailed calculation policy and procedures approved by the Adviser and the Board of Trustees, including a majority of the Independent Trustees (as defined below), and shall be consistent with the calculation of such fees as set forth in this Section.

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(a)          Base Management Fee. The Base Management Fee will be calculated at an annual rate of 2.00% of the Fund’s first $500,000,000 in gross assets, including assets purchased with borrowed funds or other forms of leverage, but excluding any cash and cash equivalents. If the Fund’s gross assets exceed $500,000,000 but are less than or equal to $1,000,000,000, the Base Management Fee shall be calculated at an annual rate of 1.75% of the Fund’s gross assets, including assets purchased with borrowed funds or other forms of leverage, but excluding any cash and cash equivalents. If the Fund’s gross assets exceed $1,000,000,001, the Base Management Fee shall be calculated at an annual rate of 1.50% of the Fund’s gross assets, including assets purchased with borrowed funds or other forms of leverage, but excluding any cash and cash equivalents. The Base Management Fee will be payable quarterly in arrears and will be calculated based on the average value of the Fund’s gross assets at the end of the two most recently completed calendar quarters (and, in the case of the Fund’s first quarter, its gross assets as of such quarter-end). The Base Management Fee may or may not be taken in whole or in part at the discretion of the Adviser. All or any part of the Base Management Fee not taken as to any quarter will be deferred without interest and may be taken in such other quarter as the Adviser will determine. The Base Management Fee for any partial month or quarter will be appropriately prorated.

(b)          Incentive Fee. The Incentive Fee, will be calculated and payable quarterly in arrears based upon the Fund’s “pre-incentive fee net investment income” for the immediately preceding quarter. The Incentive Fee will be subject to a hurdle rate, expressed as a rate of return on Adjusted Capital (as defined below), equal to 1.75% per quarter (or an annualized hurdle rate of 7.00%). For this purpose, “pre-incentive fee net investment income” means interest income, dividend income and any other income (including any other fees, other than fees for providing managerial assistance, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the Base Management Fee, expenses reimbursed to the Adviser under this Agreement and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding Organization and Offering Expenses and the Incentive Fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Fund has not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

For purposes of this fee, “Adjusted Capital” shall mean the sum of (i) cumulative gross proceeds generated from issuances of Shares (including the Fund’s distribution reinvestment plan), less (ii) distributions to investors that represent a return of capital and amounts paid for share repurchases pursuant to the Fund’s share repurchase program.

For purposes of computing the Incentive Fee, the calculation methodology will look through derivatives or swaps as if the Fund owned the reference assets directly. Therefore, net interest, if any, associated with a derivative or swap (which represents the difference between (i) the interest income and fees received in respect of the reference assets of the derivative or swap and (ii) the interest expense paid by the Fund to the derivative or swap counterparty) will be included in the calculation of quarterly pre-incentive fee net investment income for purposes of the Incentive Fee.

The calculation of the Incentive Fee for each quarter is as follows:

•	No Incentive Fee is payable in any calendar quarter in which the Fund’s pre-incentive fee net investment income does not exceed the quarterly hurdle rate of 1.75%;

•	100% of the Fund’s pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than or equal to 1.9375% in any calendar quarter (7.75% annualized) is payable to the Adviser. This portion of the Fund’s pre-incentive fee net investment income which exceeds the hurdle rate but is less than or equal to 1.9375% is referred to as the ‘‘catch-up.’’ The ‘‘catch-up’’ provision is intended to provide the Adviser with a portion of the income incentive fees that the Advisor would have earned if not for the hurdle rate.

•	15.0% of the amount of the Fund’s pre-incentive fee net investment income, if any, that exceeds 1.9375% in any calendar quarter (7.75% annualized) is payable to the Adviser once the hurdle rate is reached and the catch-up is achieved (15.0% of all the Fund’s pre-incentive fee net investment income thereafter is allocated to the Adviser).

(c)          Waiver or Deferral of Fees. The Adviser may elect to defer or waive all or a portion of the Base Management Fee and/or the Incentive Fee that would otherwise be paid to it. Prior to the payment of any fee to the Adviser, the Fund shall obtain written instructions from the Adviser with respect to any deferral or waiver of any portion of such fees. Any portion of a deferred fee payable to the Adviser and not paid over to the Adviser with respect to any month, calendar quarter or year shall be deferred without interest and may be paid over in any such other month prior to the occurrence of the termination of this Agreement or a liquidity event, as the Adviser may determine upon written notice to the Fund.

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4.	Covenant of the Adviser.

Registration of Adviser. The Adviser covenants that it will be registered as an investment adviser under the Advisers Act as of the date the Fund commences investment operations and will maintain such registration until the expiration or termination of this Agreement. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.	Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, including in accordance with Conduct Rule 5110 of the Financial Industry Regulatory Authority, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction, excluding the sale of securities of the Fund, in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and is consistent with the Adviser’s duty to seek the best execution on behalf of the Fund.

Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Fund, the Adviser may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements that would circumvent this restriction.

OTHER PROVISIONS

6.	Independent Contractor Status.

The Adviser, and any others with whom the Adviser contracts or arranges to provide the services set forth herein, shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein or by other written agreement of the Fund and the Adviser, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

7.	Other Activities of the Adviser.

Subject to all applicable law, the services of the Adviser to the Fund are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the Fund, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Adviser and its affiliates, as trustees, officers, employees, partners, shareholders, members, managers or otherwise, and that the Adviser and trustees, officers, employees, partners, shareholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

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8.	Responsibility of Dual Trustees, Officers and/or Employees.

If any person who is a manager, partner, member, trustee, officer or employee of the Adviser is or becomes a trustee, officer and/or employee of the Fund and acts as such in any business of the Fund, then such manager, partner, member, trustee, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, member, trustee, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

9.	Indemnification; Limitation of Liability.

(a)           Indemnification. None of the Adviser, any of its affiliates or any of the respective partners, officers, trustees and employees of the Adviser or any such affiliate (“Affiliates”) or any person who within the meaning of the Securities Act of 1933 (the “1933 Act”) controls, is controlled by or is under common control with the Adviser (“Control Persons”) shall be subject to any liability to the Fund, its Affiliates or to any shareholder of the Fund for any error of judgment or mistake of law, exercise of fiduciary duty (without regard to whom such duty is owed) or any other act or omission in the course of, or connected with, rendering services hereunder, for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, or as a result of any activities of any other person appointed by the Adviser or retained by the Fund to provide services to the Fund, and shall not be subject to any liability to the Fund or any of the Fund’s shareholders in connection with the matters to which this Agreement relates, provided that nothing herein shall be construed to protect the Adviser, its Affiliates or any Control Person of the Adviser against (1) such person’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or (2) any untrue statement of a material fact (or an omission of such statement) contained in any prospectus of the Fund (“Prospectus”), Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund or the Adviser to the extent that such statement was (x) made in reliance on information furnished to the Fund in writing by the Adviser, its Affiliates or Control Persons and (y) the Adviser, its Affiliates or Control Persons consented to its disclosure. Additionally, each of the Adviser, its Affiliates and each Control Person of the Adviser may consult with legal counsel, accountants and other experts selected by it and shall have no liability to the Fund or to any shareholder of the Fund for acting or refraining from acting on behalf of the Adviser or the Fund in good faith in reliance upon and in accordance with the advice of such counsel, accountants or other experts.

The Fund agrees to indemnify and hold harmless the Adviser, its Affiliates and each Control Person of the Adviser (each an “Indemnified Party”) against all losses, damages, costs and expenses, together with all legal (including reasonable attorney’s fees) and other expenses (collectively, “Losses”) reasonably incurred by an Indemnified Party with respect to (i) any matter with respect to the operations of the Fund, the services of the Adviser or any Affiliate of the Adviser under this Agreement or the services of the Adviser or the Sub-Adviser under the Sub-Advisory Agreement and the services of any other person appointed by the Adviser, Sub-Adviser or retained by the Fund to provide services to the Fund, other than liabilities occurring as a result of the Indemnified Party’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder, or (ii) any untrue statement of a material fact (or an omission of such statement) contained in any Prospectus, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund, unless such statement was made in reliance on and in conformity with written information furnished to the Fund by the Adviser for express use therein.

Notwithstanding the foregoing, in no case shall the Fund’s indemnity hereunder be inconsistent with the laws of the State of Delaware or the Declaration of Trust. Notwithstanding anything set forth in this Section 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of any liability to the Fund or its shareholders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

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10.	Effectiveness, Duration and Termination of Agreement.

(a)          Term and Effectiveness. The date of this Agreement will be the date this Agreement is executed. This Agreement shall become effective as of the date the Registration Statement is declared effective by the SEC. Once effective, this Agreement shall remain in effect for two (2) years, and thereafter shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually by: (i) the vote of the Board of Trustees, including the vote of a majority of the Fund’s trustees who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement (the “Independent Trustees”), in accordance with the requirements of the 1940 Act, or (ii) by the vote of the holders of a majority of the outstanding voting securities of the Fund.

(b)          Termination. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of construing Section 15(a)(4) of the 1940 Act). In addition, this Agreement may be terminated at any time, without the payment of any penalty, (a) by the Fund upon 60 days’ written notice to the Adviser, (i) upon the vote of a majority of the outstanding voting securities of the Fund, or (ii) by the vote of the Independent Trustees, or (b) by the Adviser upon 60 days’ written notice to the Fund. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration, the provisions of Section 9 of this Agreement shall remain in full force and effect, and the parties shall remain entitled to the benefits thereof.

The provisions of Sections 13, 15 and 17 of this Agreement survive termination of this Agreement.

(c)          Payments to and Duties of Adviser Upon Termination.

(i)           After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Fund within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement, including any deferred fees.

(ii)         The Adviser shall promptly upon termination:

(x)          deliver to the Board of Trustees a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Trustees;

(y)          deliver to the Board of Trustees all assets and documents of the Fund then in custody of the Adviser; and

(z)          cooperate with the Fund to provide an orderly transition of services.

11.	Notices.

Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Declaration of Trust, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board of Trustees or the Fund	Steadfast Alcentra Global Credit Fund 18100 Von Karman Avenue Suite 500 Irvine, CA 92612

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To the Adviser:	Steadfast Investment Adviser, LLC 18100 Von Karman Avenue Suite 500 Irvine, CA 92612

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 11.

12.	Amendments.

This Agreement may be amended by mutual written consent of the parties, provided that the terms of any material amendment shall also be approved, if such approval is required by applicable law, by: (a) the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

13.	Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

14.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart. To facilitate execution of this Agreement, the parties may execute and exchange the signature page by facsimile or PDF counterparts. Further, the parties agree that electronic signatures, such as DocuSign or similar electronic signing software, will be deemed to be originals.

15.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is regulated as a registered investment company under the 1940 Act and the Adviser is regulated as an investment adviser under the Advisers Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act, respectively, and any other then-current regulatory interpretations thereunder. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

16.	Insurance.

The Fund shall acquire and maintain a trustees and officers liability insurance policy or similar insurance policy, which may name the Adviser and any Sub-Adviser each as an additional insured party (each an “Additional Insured Party” and collectively the “Additional Insured Parties”). Such insurance policy shall include reasonable coverage from a reputable insurer. The Fund shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the Fund, in advance of the due date of such premium, its allocated share of the premium. Irrespective of whether the Adviser and any Sub-Adviser is a named Additional Insured Party on such policy, the Fund shall provide the Adviser and any Sub-Adviser with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The foregoing provisions of this Section 16 notwithstanding, the Fund shall not be required to acquire or maintain any insurance policy to the extent that the same is not available upon commercially reasonable pricing terms or at all, as determined in good faith by a majority of the Independent Trustees.

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17.	The Steadfast Name.

The Adviser and its Affiliates (“Steadfast”) have a proprietary interest in the name “Steadfast.” Steadfast hereby grants to the Fund a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “Steadfast” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Fund ceases to retain the Adviser or one of its Affiliates to perform advisory services for the Fund, the Fund will, promptly after receipt of written request from Steadfast, cease to conduct business under or use the name “Steadfast” or any derivative thereof and the Fund shall change its name and the names of any of its subsidiaries to a name that does not contain the name “Steadfast” or any other word or words that might, in the reasonable discretion of Steadfast, be susceptible of indication of some form of relationship between the Fund and Steadfast or any its affiliates. At such time, the Fund will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “Steadfast.” Consistent with the foregoing, it is specifically recognized that Steadfast or one or more of its affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles and financial and service organizations having “Steadfast” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Fund. Steadfast shall govern the Fund’s use of the name “Steadfast” and the Fund’s use of the “Steadfast” name will be in strict accordance with any quality standards and specifications that may be established by the Adviser and communicated to the Fund from time to time.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

STEADFAST ALCENTRA GLOBAL CREDIT FUND,
a Delaware statutory trust

By:
Name:
Title:

STEADFAST INVESTMENT ADVISER, LLC
a Delaware limited liability company

By:
Name:
Title:

Signature Page to Investment Advisory Agreement